UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/20/2010

CHROMADEX CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  000-53290

Delaware	26-2940963
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10005 Muirlands Boulevard
Suite G, First Floor
Irvine, California, 92618
(Address of principal executive offices, including zip code)

949-419-0288
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.    Unregistered Sales of Equity Securities

On May 20, 2010, ChromaDex Corporation (the "Company"), consummated the previously disclosed private placement transaction (the "Private Placement") pursuant to the terms of the Subscription Agreement, dated April 22, 2010 (the "Subscription Agreement"), between the Company and certain investors named therein (the "Subscribers"). On such date the Company sold to the Subscribers an aggregate of 26,249,983 newly issued shares (the "Private Placement Shares") of our common stock for $0.14 per share, and issued to each Subscriber an immediately exercisable warrant (collectively, the "Warrants") to purchase our common stock equal to the number of Private Placement Shares purchased by such Subscriber at an exercise price of $0.21 per share.

The Company received proceeds, before offering expenses, of $3,674,997.62 from the sale of Private Placement Shares. No placement agent fee or similar fees were paid by the Company in the Private Placement. In addition, the Company may receive additional proceeds of $5,512,496.43 (assuming the full exercise of the Warrants by the Subscribers), which, if so exercised, would result in the Company receiving aggregate proceeds from the Private Placement of $9,187,494.05. In certain limited circumstances the Warrants can be exercised in a cashless exercise. There is no guarantee that Subscribers will exercise any of the Warrants and the Company will not receive any proceeds from any of the Warrants until they are exercised.

The Private Placement Shares and the Warrants were issued and sold by the Company in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the closing of the Private Placement discussed in Item 3.02 of this Current Report on Form 8-K and in accordance with the terms of the Subscription Agreement, on May 20, 2010 (following the Company annual meetings of stockholders), Thomas Varvaro and Kevin Jaksch resigned from the Company's seven-member Board of Directors and Michael Brauser and Glenn Halpryn were appointed by the Board of Directors to fill such vacancies. Mr. Varvaro will continue as the Company's Chief Financial Officer and Secretary.

Michael H. Brauser, 54, has been the manager of, and an investor with, Marlin Capital Partners, LLC, a private investment company, since 2003. From 1999 to 2002, he served as President and Chief Executive Officer of Naviant, Inc. (eDirect, Inc.), an Internet Marketing Company. He also was the founder of Seisant,Inc. (eData.com, Inc.). Mr. Brauser has served as Co-Chairman of the Board of Directors of Interclick, Inc. since August 28, 2007.

Glenn L. Halpryn, 49, has been the Chief Executive Officer and a Director of Transworld Investment Corporation, a private investment company, since June 2001. Mr. Halpryn currently serves as a Director of Sorrento Therapeutics (OTCBB:SRNE.OB), a biopharmaceutical company, Castle Brands Inc. (AMEX:ROX), a developer and international marketer of premium branded spirits, and SearchMedia Holdings Limited (AMEX:IDI), a billboard and in-elevator advertising company. Since 2008, Mr. Halpryn has also served as a Director of Winston Pharmaceuticals, Inc. (OTCBB:WPHM.OB), a pharmaceutical company specializing in skin creams and pain medications. From October 2002 to September 2008, Mr. Halpryn served as a Director of Ivax Diagnostics, Inc. (AMEX:IVD). Mr. Halpryn served as Chairman of the Board and Chief Executive Officer of Orthodontix, Inc. (now Protalix Bio Therapeutics, Inc.) (AMEX:PLX) from April 2001 to December 2006. From April 1988 to June 1998, Mr. Halpryn was Vice Chairman of Central Bank, a Florida state-chartered bank. Since June 1987, Mr. Halpryn has been the President of and a beneficial holder of stock of United Security Corporation, a broker-dealer registered with FINRA.

As previously disclosed, both Mr. Brauser and Mr. Halpryn participated as purchasers, directly or indirectly, in the Private Placement on the same general terms and conditions as the other Subscribers.

In connection with their appointments to the Board of Directors, Mr. Brauser was appointed as a member of the Compensation Committee of the Board of Directors, and Mr. Halpryn was appointed as the chairman of the Board's Nominating and Corporate Governance Committee and as a member of its Audit Committee. Messrs. Brauser and Halpryn will participate under the same compensation structure as the other non-employee members of the Board of Directors.

On May 20, 2010, the Board of Directors also determined to restructure the leadership of the Board of Directors by appointing Frank L. Jaksch Jr. as Chairman of the Board of Directors replacing the prior leadership structure of having Mr. Frank Jaksch and Mark S. Germain act as co-Chairmen. In connection with this restructuring, the Board of Directors also created the new position of Lead Independent Director and appointed Stephen Block to such role.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHROMADEX CORPORATION

Date: May 24, 2010	By:	/s/ Frank L. Jaksch Jr.
Frank L. Jaksch Jr.
Chief Executive Officer